David A. Aronson, CPA, P.A.

17071 West Dixie Highway
Suite 301

North Miami Beach, FL 33160

August 19, 2015

United States Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies & Gentlemen:

We have read the disclosures on the Form 8K report of SigmaBroadBand Co. dated August 19, 2015 and are in agreement with the statements contained therein, as they pertain to our engagement and subsequent dismissal.

Very truly yours,

/s/ David A. Aronson, CPA, P.A.